Exhibit 99.1

news release
Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Janis Smith
202-752-6673

Number:	3328

Date:	October 14, 2004

Statement from Jayne Shontell
Senior Vice President, Investor Relations
Fannie Mae

Fannie Mae will be releasing its September Monthly Summary, an unaudited review of business volumes, composition and interest rate risk measures, on October 20. Fannie Mae will issue its Third Quarter 2004 Earnings Press Release when it files a Quarterly Report on Form 10-Q for the period ended September 30, 2004. The SEC’s filing deadline for the Form 10-Q is November 15, 2004, which is the deadline for non-accelerated filers under the Securities Exchange Act of 1934. The company will actively seek to file within this timeframe.

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Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $6.3 trillion of mortgage financing for 63 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”